Exhibit 99.2

NAYAX LTD.

ISRAELI APPENDIX

TO THE NAYAX LTD.

GLOBAL EQUITY INCENTIVE PLAN (2018)

1.       Definitions

For purposes of this Appendix and the Award Agreements covered thereby, the following definitions shall apply:

1.1.     “Affiliate” shall mean, with respect to any Approved 102 Award, any company eligible to be qualified as an “employing company”, with respect to the Company, within the meaning of Section 102(a) of the Ordinance.

1.2.     “Approved 102 Award” shall mean an Award granted to the Israeli Beneficiary pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Israeli Beneficiary. Approved 102 Award may either be classified as Capital Gain Award or Ordinary Income Award.

1.3.     “Capital Gain Award” or “CGA” shall mean an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

1.4.     “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

1.5.	“Employee” shall mean a Person who is employed by the Company and/or its Affiliates, including an individual who is serving as an office holder (within the meaning of the applicable law), but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

1.6.     “Israeli Beneficiary” shall mean an Israeli Employee or Non-Employee who receives Awards under the Plan which are governed by this Appendix.

1.7.     “ITA” shall mean the Israeli Tax Authorities.

1.8.     “Non-Employee” shall mean a Person who is not an Employee.

1.9.     “Ordinary Income Award” or “OIA” means an Approved 102 Award elected and designated  by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

1.10.	“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 5721-1961 as now in effect or as hereafter amended.

1.11.	“Section 102” shall mean Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

1.12.	“Trustee” shall mean any Person appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

1.13.	“Unapproved 102 Award” shall mean and Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

1.14.	“102 Award” shall mean an Award issued/granted pursuant to Section 102 to Employees who are Israeli Beneficiaries. 102 Award may refer to either an Approved 102 Award or an Unapproved 102 Award.

1.15.	“3(i) Award” shall mean an Awards issued/granted pursuant to Section 3(i) of the Ordinance to a Non-Employee.

2.       General

2.1.	This Israeli Appendix to the “Nayax Ltd. Global Equity Incentive Plan (2018)”, as may be amended from time to time (the “Appendix” and “Plan”, respectively), shall be effective upon its approval by the Administrator under the Plan with respect to Nayax Ltd. (the “Company” and the “Board”, respectively), and the provisions thereof shall apply only to Participants who are subject to the taxation of the State of Israel at the Date of Grant or those who are deemed to be residents of the state of Israel for the payment of tax at the Date of Grant. The provisions specified hereunder shall form an integral part of Plan, which applies to the issuance of Awards to purchase Shares of the Company. According to the Plan, Awards to purchase the Company’s Shares may be issued to Employees and/or Non-Employees of the Company or its Affiliates.

2.2.	This Appendix is to be read as a continuation of the Plan and only modifies Awards granted to Israeli Beneficiaries so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 where applicable (as specified herein in connection with 102 Awards), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category which applies to the Participants.

2.3.	The Plan and this Appendix are complementary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in the Appendix shall prevail.

2.4.	Any capitalized term used but not specifically defined in this Appendix shall have the meaning ascribed thereto in the Plan.

3.       Issuance of Awards

3.1.	The Persons eligible for participation in the Plan as Participants shall include any Employees and Non-Employees of the Company or of any Affiliate thereof (Affiliate, with respect to a NonEmployee, as defined in the Plan or herein, the broader thereof); provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees may only be granted 3(i) Awards.

3.2.	Subject to the provisions of Section 3.5 below, the Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3.	The grant of Approved 102 Awards shall be made under this Appendix adopted by the Administrator, and shall be conditioned upon the approval (or deemed approval, as permitted under the applicable law) of this Appendix by the ITA.

3.4.	Subject to the provisions of Section 3.5 below, an Approved 102 Awards may either be classified as CGA or an OIA.

3.5.	No Approved 102 Awards may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective as of the first date of grant of an Approved 102 Awards under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards under such Election. The Election shall obligate the Company to grant only the type of Approved 102 Awards it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance.

For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

With respect to the route covered by the Election – it is hereby clarified that, unless determined otherwise in any applicable document submitted to the ITA as part of the process of submitting the Plan for the ITA’s approval, then the default will be that the Company’s Election is that the Approved 102 Awards will be granted as CGA.

3.6.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 4 below. The Company may replace the Trustee, both with respect to Approved 102 Awards and any Shares issued upon the exercise thereof and then held by the then-current Trustee, at its own discretion and without the need to receive the consent of the Participants or the beneficial owners of the Awards, all, subject to the consent of the ITA.

3.7.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

3.8.	Each Award granted pursuant to this Appendix shall be evidenced by an Award Agreement. Each Award Agreement shall state, among other matters, the number of Shares to which the Award relates, the type of Award granted thereunder (whether an 3(i) Award, CGA, OIA or an Unapproved 102 Award), the vesting dates, the purchase price per Share (Purchase Price, where applicable), the expiration date and such other terms and conditions included in the letter, including any such other terms that the Administrator in its discretion may prescribe, provided in all cases that they are consistent with this Appendix and the Plan. The Award Agreement shall be delivered to the Israeli Beneficiary and executed by the Israeli Beneficiary and shall incorporate the terms of the Plan and this Appendix by reference and specify the terms and conditions thereof and any rules applicable thereto.

3.9.	For the removal of a doubt, the Company shall have no liability to an Israeli Beneficiary or to any other party, if an Award, which is intended to be an Approved 102 Award, shall not be qualified as an Approved 102 Award.

4.       Trustee

4.1.	Approved 102 Awards which shall be granted under this Appendix and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares/securities received subsequently following any realization of rights, including, without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder in connection with such type of Approved 102 Awards (the “Holding Period”). In case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.	Notwithstanding anything to the contrary, the Trustee shall not release any Shares which are Approved 102 Awards, including those allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Participant’s tax liabilities arising from Approved 102 Awards which were granted to the Participant and/or any Shares allocated or issued upon exercise of such Awards.

4.3.	With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulations or orders or procedures promulgated thereunder, a Participant shall not sell or release from trust any Share which qualifies as an Approved 102 Awards, including those received upon the exercise of an Approved 102 Awards and/or any share received subsequently following any realization of rights, including, without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Participant.

4.4.	Upon receipt of Approved 102 Award, the Participant will sign an undertaking in which he or she will give his or her consent to the grant of the Option under the relevant tax track under Section 102, and will undertake to comply with the terms of Section 102 and the applicable trust agreement between the Company and the Trustee.

4.5.	After the expiration of the Holding Period, Awards granted and/or Shares exercised by virtue thereof, and that were issued to the Trustee shall continue to be held by the Trustee on behalf of the Participant.

4.6.	From the expiration of the Holding Period and thereafter, but always subject to the provisions of the Articles and the Plan (which shall govern in this regard), upon the written request of a Participant, the Trustee shall release the Awards and/or the Shares issued upon the exercise thereof from the trust by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Participant, provided, however, that, as provided above, the Trustee shall not so release any such Awards and/or Shares issued upon the exercise thereof to a Participant unless prior to, or concurrently with, such release, the latter provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

4.7.	Alternatively, from and after the expiration of the Holding Period, but always subject to the provisions of the Articles and the Plan (which shall govern in this regard), upon the written instructions of the Participant to sell any Shares which are held by the Trustee, the Participant shall provide the Trustee with sufficient details of the transaction, including the identity of the purchaser, the price per Award and other terms reasonably requested by the Trustee, the Trustee shall use commercially reasonable efforts to affect such sale subject to and in accordance with the Company’s Articles and any other agreement applicable to such Shares, and shall transfer such shares to the purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment, of the purchase price in such transaction, provided, however, that, as provided above, the Trustee shall not release any Share to the purchaser unless, prior to, or concurrently with, such release, the Participant provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid. If payment of such taxes by the Participant is not practicable, the Trustee shall withhold from such proceeds any and all taxes required to be paid in respect of such sale and/or release, shall remit the amount so withheld to the appropriate ITA, and shall pay the balance thereof directly to the Participant (after deducting its costs as provided hereunder), reporting to such Participant and to the Company the amount so withheld and paid to said tax authorities.

4.8.	Should the Trustee sell Shares at the request of the Participant, the Participant shall pay the Trustee for its services and for any costs and expenses incurred with respect to such sale of shares, and the Trustee will be entitled to withhold such amounts and pay the balance thereof to the said Participant.

4.9.	3(i) Awards which shall be granted under the plan and this Appendix, may, but need not, be issued to the Trustee, and if so issued to the Trustee, shall be held for the benefit of the Israeli Beneficiary. The Trustee shall hold such Awards and the shares issued upon the exercise thereof (in the event of an exercise of such Awards) pursuant and subject to Section 3(i) of the Ordinance. The restrictions concerning the Holding Period shall not apply to 3(i) Awards, but, anything to the contrary notwithstanding, the Trustee shall not release any 3(i) Awards held by it and which were not already exercised into shares of the Company by the Israeli Beneficiary, nor shall the Trustee release any shares issued upon the exercise of 3(i) Awards – in both cases - prior to the full payment of the relevant Israeli Beneficiary’s tax liabilities arising from those 3(i) Awards which were granted to him/her and any shares issued upon the exercise of such 3(i) Awards.

5.	FAIR MARKET VALUE. Without derogating from the definition of “Fair Market Value” set forth in the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within 90 days following the date of grant of the CGAs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the 30 trading days preceding the date of grant or on the 30 trading days following the date of registration for trading, as the case may be, all, as provided under Section 102(b)(3).

6.	Exercise of Awards. Awards covered by this Appendix shall be exercised by the Participant in accordance with the terms of the Plan and the procedure set forth therein, and, for the removal of a doubt, also in accordance with the requirements of Section 102 (where applicable).

7.       Integration of Section 102 and Tax Assessing Officer’S Permit

7.1.	With regards to Approved 102 Awards, the provisions of the Plan and/or this Appendix and/or the Award Agreement shall be subject to the applicable provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Award Agreement, and they shall bind the Participant. The Participant agrees to execute any documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provisions of Section 102 and the Tax Assessing Officer’s Permit.

7.2.	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Award Agreement, shall be considered binding upon the Company and the Participants.

8.	Dividend. If, according to the Company’s Articles and the applicable law, the Participant shall be entitled to receive dividends with respect to any Shares allocated or issued upon the exercise of Awards and held by the Participant or by the Trustee for the benefit of the Participant, as the case may be, then, and for the removal of a doubt, those distributions shall be subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

9.       Tax Consequences

9.1.	Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates and the Trustee and/or the Participant) hereunder shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall be entitled to withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and its Affiliates and/or any of their representatives and/or officers and/or directors and/or the Trustee, if and as applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

9.2.	The Company and/or, when applicable, the Trustee shall not be required to release any Shares or share certificates to a Participant until all required payments have been fully made. In the event that the Company or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Participant shall not have any claims in connection with such refusal.

9.3.	Without derogating from the provisions of Section 15 to the Plan, it is also clarified that, with respect to Unapproved 102 Award and 3(i) Awards, if the Participant ceases to be employed/engaged by the Company and from all Affiliates thereof, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, and, where applicable, in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

9.4.	The Company does not give any guarantee that Approved 102 Awards will achieve the tax benefits generally associated therewith. In the event those benefits are not achieved, whether by fault of the Company, the Participant, the Trustee or otherwise, the Participant shall not have any claims against: (i) the Company, (ii) its representatives, directors, officers, and Affiliates (and their representatives, directors, and officers), (iii) the Trustee, or (iv) any other Person.

10.       Governing Law and Jurisdiction

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of the Tel Aviv district, Israel shall have sole and exclusive jurisdiction in any matters pertaining to this Appendix and any Award effected hereunder unless specifically determined otherwise by the Administrator.

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